ION MEDIA NETWORKS, INC.

Offer to Exchange
11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 and
either 12% Series A-1 Mandatorily Convertible Preferred Stock
or 12% Series B Mandatorily Convertible Preferred Stock
for any and all outstanding shares of
13 1/4% Cumulative Junior Exchangeable Preferred Stock (CUSIP No. 46205A400) and
9 3/4% Series A Convertible Preferred Stock (CUSIP Nos. 46205A301 and 46205A202)

and Consent Solicitation

THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON JULY 10, 2007, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS OF PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO 12:01 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

ION Media Networks, Inc., a Delaware corporation (the “Company”) is making an offer to exchange any and all of its outstanding 13 1/4% Cumulative Junior Exchangeable Preferred Stock (currently accruing dividends at the rate of 14 1/4%) (the “14 1/4% Preferred Stock”) and any and all of its outstanding 9 3/4% Series A Convertible Preferred Stock (the “9 3/4% Preferred Stock,” and together with the 14 1/4% Preferred Stock, the “Senior Preferred Stock”) for its newly issued 11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 (the “Series A Notes”) and, depending on the participation level in the Exchange Offer, either its newly issued 12% Series A-1 Mandatorily Convertible Preferred Stock (the “Series A-1 Convertible Preferred Stock”) or its newly issued 12% Series B Mandatorily Convertible Preferred Stock (the “12% Series B Convertible Preferred Stock,” and together with the Series A Notes and the Series A-1 Convertible Preferred Stock, the “Exchange Securities”), upon the terms and subject to the conditions specified in the Offer to Exchange and Consent Solicitation, dated June 8, 2007 (the “Offer to Exchange”), and the related Letter of Transmittal and Consent (which together, as amended, supplemented or otherwise modified from time to time, collectively constitute the “Exchange Offer”). We are also soliciting consents (the “Consent Solicitation”) from holders of each of the series of Senior Preferred Stock to (A) amend the applicable certificate of designation governing such series of Senior Preferred Stock to eliminate (i) all voting rights, other than voting rights required by law, (ii) our obligation to repurchase the Senior Preferred Stock upon a change of control, (iii) all redemption rights, (iv) in the case of the 14 1/4% Preferred Stock, all exchange rights, and (v) substantially all of the restrictive covenants applicable to such series of Senior Preferred Stock (the “Proposed Amendments”), and (B) approve the issuance of Series A-1 Preferred Stock and Series A-2 Preferred Stock, which would rank senior to any unexchanged Senior Preferred Stock (the “Senior Issuance”).

In connection with the Exchange Offer and Consent Solicitation, we are requesting that you contact your clients for whom you hold Senior Preferred Stock registered in your name or in the name of your nominee, or who hold Senior Preferred Stock registered in their own names.

For forwarding to your clients, we are enclosing the following documents:

1.	Offer to Exchange, dated June 8, 2007;

2.	Letter of Transmittal and Consent, including a Substitute Form W-9, for your use and for the information of your clients;

3.	A form letter which may be sent to your clients for whose account you hold Senior Preferred Stock registered in your name or the name of your nominee, to obtain such clients’ instructions with regard to the Exchange Offer and Consent Solicitation;

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

5.	Return envelope addressed to American Stock Transfer & Trust Company, the exchange agent for the Exchange Offer (the “Exchange Agent”).

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON JULY 10, 2007, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). TENDERS OF SENIOR PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO 12:01 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

In order to accept the Exchange Offer and consent to the Proposed Amendments and the Senior Issuance, a duly executed and properly completed Letter of Transmittal and Consent and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Exchange) in connection with a book-entry delivery of Senior Preferred Stock, and any other required documents, must be received by the Exchange Agent by 12:01 A.M., New York City time, on July 10, 2007. Guaranteed delivery procedures are not available in this Exchange Offer and Consent Solicitation.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than D.F. King & Co., Inc. (the “Information Agent”), and the Exchange Agent) for soliciting tenders of Senior Preferred Stock pursuant to the Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers, banks and trust companies for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its exchange of Senior Preferred Stock pursuant to the Exchange Offer, subject to Instruction 8 of the Letter of Transmittal and Consent.

Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Exchange.

Sincerely,

ION MEDIA NETWORKS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER NOT CONTAINED IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL AND CONSENT.